Exhibit 99.1

April 10, 2026

Dear Shareholders,

As we close the first quarter of the year, we want to thank you for your continued confidence in Wilson Bank & Trust. While the global environment has been shaped by economic pressure and ongoing market volatility, our organization has remained focused on what has always defined us, serving our communities with stability, sound financial guidance, and a long-term perspective. We are proud to share that our bank experienced steady growth throughout the quarter, a reflection of the trust our customers place in us and the dedication of our team.

As we reflect on the impact of these efforts, we are also proud to share the highlights of our financial results for the first quarter of 2026:

•
Assets as of March 31, 2026 were $5.991 billion, representing an increase of $459.8 million, or 8.31%, from March 31, 2025.
•
Loans as of March 31, 2026 were $4.394 billion, representing an increase of $212.6 million, or 5.09%, from March 31, 2025.
•
Deposits as of March 31, 2026 were $5.338 billion, representing an increase of $376.6 million, or 7.59%, from March 31, 2025.
•
Total Shareholders’ Equity as of March 31, 2026 was $594.6 million, representing an increase of $88.2 million, or 17.43% from March 31, 2025.
•
Earnings Per Diluted Share for the first quarter of 2026 and 2025 were $1.81 and $1.37, respectively.

The latest price at which the Company’s common stock has been traded of which we are aware was $81.95 per share.

This year brings a meaningful opportunity to celebrate the communities we serve through America 250. For us, this milestone is about more than commemorating history. It’s about honoring the heritage of our towns, the people who built them, and the shared values that continue to shape our future. At Wilson Bank & Trust, we see America 250 as a chance to reinforce our commitment to local relationships, community investment, and financial empowerment for generations to come.

We are pleased to announce that Doug Gold has been promoted to Regional President in our North Region. Since joining Wilson Bank & Trust in 1999, Doug has led our efforts to grow in the Hermitage community as well as in Davidson County, and he will now focus on Sumner County. Living in Gallatin since 2017, Doug understands the local market and has already driven strong results. Doug's leadership and commitment to responsible expansion match our vision for the bank's future.

This year, Wilson Bank & Trust was honored to be ranked #40 nationwide on Forbes’ list of Best Banks in America. This recognition highlights the dedication of our team, the commitment of our customers, and our consistent, disciplined approach to banking.

Looking ahead, we hope you will join us for two important upcoming events:

•
Our Annual Shareholder Meeting on April 23 at 5:00 p.m. will be at the Clemons-Richerson Operations Center in Lebanon, TN.
•
Our Shareholder Picnic on May 12 from 4:30 to 7:00 p.m. will be held in Fiddlers Grove at the Wilson County Fairgrounds. Jamie Dailey from Grammy-nominated Dailey & Vincent will headline this year's entertainment.

These gatherings are always special opportunities for us to connect, celebrate progress, and thank you personally for your continued partnership.

On behalf of our leadership team and board of directors, thank you for your ongoing support and belief in Wilson Bank & Trust. We remain committed to pursuing responsible growth through strong relationships and serving our communities well.

Sincerely,

John McDearman, III	Mike Maynard
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company